For Immediate Release:
ASG Consolidated LLC
For further information contact:
Brad Bodenman
Phone: 206.374.1515/fax: 206.374.1516
Email to: brad.bodenman@americanseafoods.com

American Seafoods Announces Resignation
of Amy Humphreys, Vice President, Finance and
Corporate Development and Treasurer

Seattle, WA -- Tuesday, September 19, 2006 -- American Seafoods Group and its parent company, ASG Consolidated ("American Seafoods"), today announced that Amy Humphreys, Vice President, Finance and Corporate Development and Treasurer, has announced her intention to resign in order to accept a position as the chief financial officer of a non-seafood related organization. American Seafoods stated it has begun a search for a successor and that Ms. Humphreys would remain with the company through November 3, 2006 to assist in the transition.

Bernt O. Bodal, American Seafoods' Chief Executive Officer, said, "Amy joined American Seafoods in 1995 and has contributed greatly to the growth and success of this organization. Amy has been an integral part of developing our internal financial capabilities and leading our growth initiatives. She now has an opportunity to further expand her professional experience. We will miss her and know that she will continue her outstanding track record in her new ventures."

Ms. Humphreys said, "I have thoroughly enjoyed the years that I have served at American Seafoods. It has been a privilege to be a part of such a strong company and to participate in its development and growth. American Seafoods is a great company with talented employees throughout the organization. I believe the company is well-positioned to continue its leadership in the industry."

About American Seafoods

American Seafoods is a leader in the harvesting, processing, preparation and supply of quality seafood. Harvesting a variety of fish species, the Company processes seafood into an array of finished products, both on board its state-of-the-art fleet of vessels and at its HACCP-approved production facilities located in both Massachusetts and Alabama. The Company produces a diverse range of fillet, surimi, roe and block product offerings, made from Alaska pollock, Pacific whiting, Pacific cod, sea scallops, and U.S. farm raised catfish. Finished products are sold worldwide through an extensive global distribution and customer support network. From the ocean to the plate, American Seafoods has established a global sourcing, selling, marketing and distribution network bringing quality seafood to consumers worldwide. For more information, please visit us at www.americanseafoods.com.

This press release contains forward-looking statements. The words "will," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," or similar expressions are intended to identify forward-looking statements. All statements in this press release other than statements of historical fact, including statements which address our strategy, future operations, future financial position, estimated sales, projected costs, prospects, plans and objectives of management and events or developments that the Company expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside of the Company's control and could cause actual results to differ materially from such statements.